Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 1, 2010, relating to the financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited, and the effectiveness of Flagstone Reinsurance Holdings Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flagstone Reinsurance Holdings Limited for the year ended December 31, 2009, and to the reference to us under the heading “EXPERTS” in the Proxy Statement, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda
March 22, 2010